Exhibit 99.1

FOR IMMEDIATE RELEASE June 23, 2016	Edgewell Personal Care 1350 Timberlake Manor Parkway St. Louis, MO 63017

Edgewell Personal Care Appoints Elizabeth Valk Long to Board of Directors

ST. LOUIS, June 23, 2016 -- Edgewell Personal Care Company (NYSE: EPC) today announced the appointment of Elizabeth "Lisa" Valk Long to its Board of Directors, effective July 6, 2016. Upon her appointment, Ms. Long will serve as a member of the board's Audit Committee and its Nominating and Executive Compensation Committee.

Ms. Long had a 22-year career at Time Inc., during which time she served as Executive Vice President as well as publisher for Life, People, and Time magazines. She currently serves on the board of the J.M. Smucker Co. and previously served on the boards of Steelcase Inc., Belk Inc., Wachovia Corp. and Jefferson Pilot Corp., as well a number of not-for-profit organizations.

"Lisa is an accomplished executive and proven business leader, and we are pleased to welcome her to the Edgewell Board of Directors," said David P. Hatfield, Edgewell's President, Chief Executive Officer and incoming Chairman of the Board. "She brings significant expertise from her years of boardroom service at consumer and retail companies, as well as from her senior executive roles at Time Inc. I am confident that we will benefit from her contributions and insights as we continue executing on our strategies to drive value creation."

Ms. Long said, "It is an honor and a privilege to join the board of Edgewell Personal Care Company, a strong company with globally recognized brands and products, and an experienced management team. As I step into this new role, I look forward to working closely with the rest of the board and management team to deliver enhanced value for all Edgewell shareholders."

About Elizabeth Valk Long

Ms. Long has served as a director on the board of the J.M. Smucker Co. since 1997, and is Chair of the Executive Compensation Committee. She previously served as director for Steelcase Inc. and Belk Inc. She also served as a director on the boards of Wachovia Corp. and Jefferson Pilot Corp. Ms. Long is Trustee Emerita at Hollins University, chairs the board of St. Timothy's School in Stevenson, MD and is a director of The Summit Charter School Foundation in Cashiers, NC. She also previously served on a number of not-for-profit boards, including the United Way of NYC and East Side House Settlement.

Ms. Long retired as Executive Vice President of Time Inc. in 2001. In her role, she was responsible for the Company's consumer marketing, customer service, newsstand distribution, production, human resources, legal affairs and communications. She was the first woman to hold the position of publisher at Time Inc., serving in that capacity for Life, People, and Time magazines.

Ms. Long received her BA from Hollins University in 1972 and her MBA from Harvard Business School in 1979.

About Edgewell Personal Care

Edgewell (NYSE: EPC) is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat® and Hawaiian Tropic® sun care products; Playtex® infant feeding, Diaper Genie® and gloves; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan and Australia, with 6,000 employees worldwide.

Chris Gough
Vice President, Investor Relations
(203) 944-5706